Exhibit 99.1

Contacts:	Robert Jaffe
PondelWilkinson Inc.
(310) 279-5980

LANNETT COMPANY ADDS PAUL TAVEIRA TO BOARD OF DIRECTORS

Philadelphia, PA – May 11, 2012 — Lannett Company, Inc. (NYSE Amex: LCI), a manufacturer of generic pharmaceuticals, today announced the appointment of Paul Taveira to its board of directors, expanding the company’s board to eight members.

Taveira, 52, currently serves as chief executive officer of A&D Environmental Services Inc., an environmental and industrial services company.  Earlier, he was managing partner of Precision Source LLC, a manufacturer of precision parts for various industries across the United States.  Previously, Taveira rose through the ranks of PSC Inc., a national provider of environmental services, most recently as its president.  Before that, he held a number of senior management positions with Clean Harbors Inc., an international provider of environmental and energy services.  Taveira earned a bachelor’s degree in biology from Worcester State University.

“Paul joins our board of directors with a wealth of senior level operational experience,” said Arthur Bedrosian, chief executive officer of Lannett.  “We look forward to his contributions to Lannett, as we continue to identify strategic avenues to strengthen our business and pursue growth opportunities.”

About Lannett Company, Inc.

Lannett Company, founded in 1942 and celebrating its 70th anniversary, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit Lannett Company’s website at www.lannett.com.

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